Exhibit 10.19

Execution Copy

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the "Agreement") is made this 1st day of April, 2021 (the "Effective Date"), by and between WellEnterprises, LLC, a Florida limited liability company ("WellEnterprises"), HillCour, LLC a Florida limited liability company (“HillCour” and collectively with WellEnterprises, “Seller Parties”), Continental Benefits, LLC, a Florida limited liability company (“Continental”), and Marpai, Inc. a Delaware corporation (“Marpai” and collectively with Continental, the “Buyer Parties”, and with WellEnterprises and HillCour, each, a "Party", and collectively, the "Parties").

WHEREAS, the Parties are also parties to that certain Amended and Restated Equity Interest Purchase and Reorganization Agreement dated of even date herewith (the "Purchase Agreement"), governing the sale of all of the equity interests of Continental to Marpai; and

WHEREAS, capitalized terms used in this Agreement and related schedules appended hereto without definition have the respective meanings set forth in the Purchase Agreement; and

WHEREAS, in order to enable Continental and its employees to continue to operate in an effective manner immediately following the Acquisition, the Seller Parties have agreed to provide certain transitional services to the Buyer Parties on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows.

1.	SERVICES

1.1. Transition Services. Seller Transition Services. During the Term of this Agreement, Seller Parties shall provide, or shall cause one or more of their Affiliates to provide, to Continental the services set forth in Schedule 1 (individually, a "Transition Service" and, collectively, the "Transition Services") for the individuals expected to transfer with the business at the Closing set forth in Schedule 2, and who do in fact so transfer (the “Transferred Employees”). The Parties acknowledge the transitional nature of certain of the Transition Services. Accordingly, the Buyer Parties agree to use commercially reasonable efforts to make a transition, as promptly as practicable following the execution of this Agreement, of each Transition Service to its own internal organization or to obtain alternate third-party sources to provide the Transition Services, if applicable. The Parties acknowledge and agree that in no event shall the Transition Services extend beyond May 31, 2021 (the period from the Effective Date through May 31, 2021 or such earlier date as may mutually be agreed to by the Parties being the “Term” and the “Transition Services Period”). Buyer Parties shall pay for costs incurred by Seller Parties as set forth in Schedule 1.

1.2. Service Levels. The Transition Services shall be substantially similar in quality to those provided internally by Seller Parties prior to the Effective Date.

1.3. Employee Cooperation; Contact Points. Each Party shall cause its employees to reasonably cooperate with employees of the other to the extent required for effective delivery of the Transition Services. Schedule 3 sets forth points of contact for each Party who shall be responsible for the day-to-day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of any Party's obligations hereunder.

1.4. Access to Premises. In order for the Seller Parties to provide the Transition Services, the Seller Parties on the one hand, and the Buyer Parties on the other, agree to provide each other and their Affiliates' employees and any third-party service providers or subcontractors who provide Transition Services, at no cost, access to their respective facilities, assets and books and records, in all cases to the extent necessary for the Parties to fulfill their obligations under this Agreement. The Parties agree that all of their and their Affiliates' employees and any third party service providers and subcontractors, when on a Party’s property or when given access to any equipment, computer, software, network or files owned or controlled by a Party, shall conform to the policies and procedures of such Party concerning health, safety and security which are made known to such Party in advance in writing.

1.5. Limitation of Warranty. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, IMPLIED OR EXPRESSED, WITH RESPECT TO THE TRANSITION SERVICES EXCEPT AS SET FORTH HEREIN, INCLUDING, WITHOUT LIMITATION, NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE SPECIFICALLY DISCLAIMED.

1.6. Costs and Expenses. The Buyer Parties shall promptly reimburse the Seller Parties for the costs of employee time used during the provision of Transition Services and the actual amounts paid or expenses incurred by Seller Parties pursuant to Section 1(d) of Schedule 1 to or for the Transferred Employees, without any offset by the Buyer Parties.

2.	CONFIDENTIALITY

2.1. Information Exchanges. Subject to applicable law and good faith claims of privilege, each Party hereto shall provide the other Party with all information regarding itself and the transactions contemplated by this Agreement that the other Party reasonably believes are required to comply with all applicable laws, ordinances, regulations and codes in connection with the provision of Transition Services pursuant to this Agreement.

2.2. Confidential Information. The Parties shall hold in trust and maintain confidential all Confidential Information (as defined in the Purchase Agreement) relating to the other Party.

3.	TERM AND TERMINATION

3.1. Term. Unless earlier terminated in accordance with Section 3.2, this Agreement shall be in effect from the Effective Date through 5:00 pm EST on May 31, 2021.

3.2. Termination.

3.2.1.        This Agreement may be terminated by either Party if the other Party (the "Defaulting Party") has materially breached its obligations under this Agreement and if the Defaulting Party has not cured such default within twenty one (21) days following the date on which the other Party (the "Notifying Party") has given written notice specifying the facts constituting the default. Notwithstanding the foregoing sentence, this Agreement shall not be terminated due to a default by the Defaulting Party if such default is directly attributable to a breach of this Agreement by the Notifying Party.

3.2.2.        Buyer Parties shall be permitted to terminate this Agreement with respect to any particular Transition Service, unless otherwise indicated on Schedule 1, upon no less than ten (10) days' prior written notice to Seller Parties.

3.2.3.        Upon termination of this Agreement for any reason, Buyer Parties shall promptly reimburse Seller Parties for all unreimbursed costs and expenses incurred by Seller Parties under this Agreement.

4.     INDEMNIFICATION; LIMITATION ON LIABILITY. The Buyer Parties shall indemnify, defend and hold Seller Parties harmless from any and all losses, costs, liabilities, expenses, claims and damages whatsoever, including attorneys’ fees (“Losses”), to the extent that such Losses are a result of the acts, errors or omissions of Buyer Parties pursuant to its obligations under this Agreement. Further, the Buyer Parties shall indemnify, defend and hold Seller Parties harmless from any and all claims, audits and investigations (other than routine claims for benefits by participants and beneficiaries in the ordinary course under the terms of the applicable Seller Parties’ plans) and related the transfer of plan contributions and the provision of coverages under and participation in the Seller Parties’ plans during the Transition Services Period. Notwithstanding the foregoing or anything to the contrary herein, Buyer Parties shall not be responsible for any Losses to the extent such Losses are a result of Seller Parties’ willful misconduct or gross negligence. In no event shall any Party by liable to any other Party (nor to any person claiming rights derived from another party's rights) for incidental, consequential, special, punitive, or exemplary damages of any kind, including loss of future revenue or income or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other Party's sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. In no event shall Seller Parties be liable to any other Party under this Agreement for Losses in excess of the amount paid to Seller Parties for the time spent by Seller Parties’ employees in performing the Transition Services.

5.     COMPLIANCE WITH LAWS; OBLIGATIONS OF THE PARTIES. The Parties acknowledge, understand and agree:

5.1. Employment Relationship. Effective as of the Closing, the Transferred Employees shall not be employed by the Seller Parties or their Affiliates. As of the Closing, the Buyer Parties shall be the employers of the Transferred Employees and shall be solely responsible for compliance with employment laws with respect to the Transferred Employees including, without limitation, laws relating to terms and conditions of employment, workers’ compensation, paid and unpaid leave, nondiscrimination, privacy, collective bargaining, wages and hours and occupational health and safety.

5.2. Health Flexible Spending Arrangements. During the Transition Services Period, the Transferred Employees shall continue to participate in the health flexible spending arrangements of the Seller Parties to the extent that they were participating immediately prior to the Closing. Effective no later than June 1, 2021, the Transferred Employees shall commence participation in health flexible spending arrangements of the Buyer Parties which the Buyer Parties shall establish as a continuation of the Sellers Parties’ health flexible spending arrangements in accordance with the terms of “Scenario 2” set forth in IRS Revenue Ruling 2002-23, adjusted as necessary to account for the Transition Services Period during which Transferred Employees shall remain eligible for reimbursement from the Seller Parties’ health flexible spending arrangements. The Parties shall reasonably cooperate in establishing the appropriate accounting for Transferred Employees’ interests as of the end of the Transition Services Period and shall transfer funds between the Parties as necessary to reflect the aggregate underspending or overspending (as the case may be) of interests by the Transferred Employees at the end of the Transition Services Period.

5.3. 401(k) Contributions. Effective as soon as administratively practicable after the Closing, the Buyer Parties shall establish a tax-qualified savings plan for the Transferred Employees (the “Buyer Savings Plan”). After receipt of written documentation of the establishment of such a plan and related trust acceptable to the Seller Parties in their sole discretion, as well as express written instructions for remittance, the Seller Parties shall instruct the payroll services provider to manually withhold such amounts from Transferred Employees’ then-unpaid compensation as directed by the Buyer Parties. The Buyer Parties represent and warrant that all such deductions shall be affirmatively elected by each Transferred Employee under the Buyer Savings Plan in the amounts so indicated and that such deductions are permissible under the law and the terms of the Buyer Savings Plan. The Seller Parties shall transfer the deducted funds to the trustee of the Buyer Savings Plan. The Buyer Parties shall defend the Seller Parties and their employees and agents from any and all claims, and shall indemnify and reimburse the Seller Parties and their employees and agents for all liabilities, costs and expenses of any kind, arising from the Seller Parties’ compliance with the terms of this Section 5.3. The Seller Parties shall not be in breach of this Section 5.3 if the payroll services provider declines to withhold contributions or assist the Seller Parties with paying them over to the Buyer Savings Plan for any reason or requires the Seller Parties to indemnify it against any liabilities, costs or expenses as a condition precedent for taking such actions.

6.	GENERAL

6.1. Reference to Purchase Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

6.2. Relationship of the Parties. The Parties shall for all purposes be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner or joint venturer of the other.

6.3. Notices. All notices and other communications required or permitted by this Agreement shall be governed by the Purchase Agreement.

6.4. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement shall not be amended, altered or changed except by a written agreement signed by the Parties hereto. Any claim resulting from, arising out of, or in any way related to this Agreement shall not be treated as a basis for a claim for indemnification pursuant to the Purchase Agreement.

6.5. Force Majeure. None of the Parties hereto shall be liable for any loss or damage whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this Agreement which delay or failure results from events entirely beyond the control of that Party, including without limitation acts of God, acts or regulations of any governmental or national authority, war, terrorism, accident, fire, flood, strikes, industrial disputes or shortage of fuel.

6.6. Assignment. No Party shall assign any of its rights or obligations hereunder without the prior written consent of the other Party. This Agreement shall inure to the benefit of and be binding upon any successors or permitted assigns of the Parties.

6.7. Governing Law. This Agreement will be governed by and construed under the laws of the State of Florida without regard to conflicts-of-laws principles that would require the application of any other law.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER PARTIES:

WELLENTERPRISES, LLC.

By:	/s/ Philip G. Mowry
Name:	Philip G. Mowry
Title:	Manager

HILLCOUR, LLC.

By:	/s/ Philip G. Mowry
Name:	Philip G. Mowry
Title:	Authorized Representative

BUYER PARTIES:

MARPAI, INC.

By:	/s/ Edmundo Gonzalez
Name:	Edmundo Gonzalez
Title:	CEO

CONTINENTAL BENEFITS, LLC.

By:	/s/ Betsy Knorr
Name:	Betsy Knorr
Title:	Manager

[Signature Page – Transition Services Agreement]

Schedule 1

TRANSITION SERVICES

The Seller Transition Services shall include the following:

1)	Payroll and benefits:

a)	Seller Parties shall maintain the existing payroll services for Transferred Employees up to and including the payroll payable on April 26, 2021. Seller Parties shall use commercially reasonable efforts, as described in Section 5.3, to have salary reduction amounts separately accounted for and contributed to the Buyer Savings Plan.

b)	Seller Parties shall maintain major medical, prescription drug, dental, and health flexible spending arrangement coverages for Transferred Employees through the end of the Transition Services Period.

c)	The salaries, wages, commissions and benefits (including paid time off) provided above are intended to be consistent with the salaries, wages, commissions and benefits provided to such Transferred Employees immediately prior to the Closing; provided, however, that nothing in this Agreement shall limit the Seller Parties’ ability to amend or terminate any particular benefit plan, program or arrangement.

d)	Continental shall pay Seller Parties the amounts paid by Seller Parties for the purpose of providing the above payroll and benefit transition services, including without limitation the employer costs of the salaries, wages, employment and payroll taxes and benefits. For the avoidance of doubt, the amounts paid by Seller Parties to health care providers under its self-insured group health coverages shall be considered amounts paid by the Seller Parties to provide benefit transition services and shall be fully reimbursable by Continental. For the further avoidance of doubt, such amounts paid and charged to Continental shall not include any amounts that are paid or reimbursed by Seller Parties’ stop loss insurance carrier.

2)	Stop-Loss Insurance:

Seller Parties shall use commercially reasonable efforts to cause its stop loss insurance carrier to fulfill any Stop-Loss Insurance obligations, as they exist prior to the Closing, relative to the Transferred Employees’ major medical coverage for the Transition Services Period. Continental shall pay Seller Parties the amounts paid by Seller Parties for the purpose of maintaining the Stop-Loss Insurance. The Seller Parties make no representation or warranty as to the availability of stop loss coverage and any risk that such coverage is not available shall be borne by the Buyer Parties.

3)	Compensation.

The Buyer Parties shall compensate HillCour for the time spent by Seller Parties’ employees and third party service providers in furtherance of the Transition Services, on a cost-incurred basis (including the salary of such employees, pro-rated for time actually spent).

Schedule 2

TRANSFERRED EMPLOYEES

Schedule 3

POINTS OF CONTACT